D 88 77 1- P7 87 37 See the reverse side for instructions on how to access materials. You are receiving this communication because you hold securities in the company listed above. They have released informational materials that are now available for your review. This notice provides instructions on how to access FIDELITY NATIONAL FINANCIAL, INC. materials for informational purposes only. You may view the materials online at www.materialnotice.com and easily request a paper or e-mail copy (see reverse side). Important Notice Regarding the Availability of Materials FIDELITY NATIONAL FINANCIAL, INC.

D 88 77 2- P7 87 37 Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. How to View Online: Visit: www.materialnotice.com. Have the information that is printed in the box marked by the arrow above. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.materialnotice.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@materialnotice.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow above in the subject line. Materials Available to VIEW or RECEIVE: 

D 88 77 3- P7 87 37 Important Notice of the Availability of Informational Materials Regarding the Spin-off of F&G You are receiving this communication because you hold securities in Fidelity National Financial, Inc. (“FNF”). FNF has released informational materials regarding the spin-off of its wholly owned subsidiary F&G Annuities & Life, Inc. (“F&G”) that are now available for your review. This notice provides instructions on how to access these materials for informational purposes only. To effect the spin-off, FNF will distribute on a pro rata basis to its stockholders approximately 15% of the issued and outstanding shares of F&G common stock held by it. Immediately following the distribution, which will be effective as of the date and time referenced in the Information Statement that F&G has prepared in connection with the spin-off, F&G will be a publicly traded company. FNF is not soliciting proxy or consent authority in connection with the spin-off. The materials consist of the Information Statement, plus any supplements, that F&G has prepared in connection with the spin-off. Follow the instructions below to view the materials or request a copy. This communication presents only an overview of the more complete materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the materials. The materials are available at: www.materialnotice.com

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